Exhibit 21.1

LIST OF SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Organization
eXp Realty Holdings, Inc.	Washington
eXp Realty Associates, LLC	Georgia
eXp Realty, LLC	Washington
eXp Realty of California, Inc.	Washington
eXp Realty of Canada, Inc.	Canada
eXp Realty of Connecticut, LLC	Connecticut
eXp Realty North, LLC	North Dakota
First Cloud Mortgage, Inc.	Delaware
Opportunity Garden, Inc.	Delaware
eXp Silverline Ventures, LLC	Delaware
eXp Referral Associates, LLC	Delaware
eXp Referral Associates of Connecticut, LLC	Connecticut
eXp Referral Associates of California, Inc.	Delaware
eXp International Holdings, Inc.	Delaware
eXp World Technologies, LLC	Delaware
eXp World UK Limited	United Kingdom
eXp Australia Pty. Ltd.	Australia
Grupo eXp Realtors Mexico, S. DE R.L. DE CV	Mexico
eXp Global France	France
eXp Global Portugal, LDI	Portugal
eXp Realty South Africa	South Africa
eXp Global India	India
First Cloud Investment Group, LLC	Nevada
Showcase Web Sites, LLC	Georgia
eXp Commercial, LLC	Delaware
eXp Commercial of Connecticut, LLC	Connecticut
eXp Commercial of California, Inc.	Delaware
Success Enterprises LLC	Delaware
Extend A Hand Fund	Delaware